Exhibit 10.1

Execution Version

BOARD REPRESENTATION AGREEMENT

This BOARD REPRESENTATION AGREEMENT (this “Agreement”), dated as of January 7, 2016, is entered into by and among EnLink Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), EnLink Midstream, Inc., a Delaware corporation (“EMI” and, together with the General Partner and the Partnership, the “EnLink Entities”), and TPG VII Management, LLC, a Delaware limited liability company (the “Investor”).  Capitalized terms used but not defined herein are used as defined in the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015 (the “Purchase Agreement”), by and between the Partnership and the Enfield Holdings, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS:

A.                                    EMI is the sole member of the General Partner, which is the general partner of the Partnership.

B.                                    Pursuant to the Purchase Agreement, the Partnership has agreed to sell to the Purchaser Series B Preferred Units.

C.                                    To induce the Purchaser to enter into the transactions evidenced by the Purchase Agreement, each of the EnLink Entities is required to deliver this Agreement, duly executed by each of the EnLink Entities, to the Purchaser contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement.

D.                                    The investment by the Purchaser in the Partnership is reasonably expected to benefit, directly or indirectly, each of the EnLink Entities, and the Board of Directors of EMI and the Board of Directors of the General Partner have determined that entering into and executing this Agreement is in the best interest of the respective EnLink Entities.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.                   Board Representation.

(a)                                             Each of the EnLink Entities shall take all actions necessary or advisable to cause one director serving on the board of directors (or other applicable governing body of the general partner of the Partnership, which as of the date of this Agreement is the General Partner) (such governing body, the “Board”) to be designated by the Investor, in its sole discretion (the “Investor Designated Director”), at all times from the date of this Agreement until the occurrence of a Designation Right Termination Event (as defined below), at which time the right of the Investor under this Agreement to designate a member of the Board shall terminate; provided, however, that such Investor Designated Director shall have the requisite skill and experience to serve as a director of a public company and such Investor Designated Director shall not be prohibited from serving as a director of the

General Partner pursuant to any rule or regulation of the Commission or the NYSE.  Prior to a Designation Right Termination Event, any Investor Designated Director may be removed by the Investor at any time, with or without “cause” (as defined below), and by a majority of the other director(s) then serving on the Board only for “cause” (as defined below), but not by any other party, and any vacancy in such position shall be filled solely by the Investor.  As used herein, “cause” means that the Investor Designated Director (i) is prohibited from serving as a director of the General Partner under any rule or regulation of the Commission or the NYSE, (ii) has been convicted of a felony or misdemeanor involving moral turpitude, (iii) has engaged in acts or omissions against the Partnership constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance, or (iv) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the Partnership and its direct or indirect subsidiaries.  Any action by the Investor to designate, remove or replace an Investor Designated Director shall be evidenced in writing furnished to the General Partner, shall include a statement that the action has been approved by all requisite partnership action of the Investor and shall be executed by or on behalf of the Investor.  None of the EnLink Entities shall take any action which would, or would be reasonably likely to, lessen, restrict, prevent or otherwise have an adverse effect upon the foregoing rights of the Investor to designate an Investor Designated Director. The EnLink Entities shall not permit the replacement of the General Partner as the general partner of the Partnership unless such new general partner first agrees in writing to be bound by the provisions of this Agreement as an “EnLink Entity”. The Investor agrees upon the Partnership’s request to, and to use its commercially reasonable efforts to cause the Investor Designated Director to, timely provide the Partnership with accurate and complete information relating to the Investor Designated Director as may be required to be disclosed by the Partnership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.  The Investor further agrees to use its commercially reasonable efforts to cause the Investor Designated Director to comply with any applicable Section 16 filing obligations under the Exchange Act. Commencing as of Closing, the Investor Designated Director is Christopher Ortega.

(b)                                             If the Partnership and its subsidiaries plan to engage in any material transaction between the Partnership and its subsidiaries, on the one hand, and Devon Energy Corporation (“Devon”) or any of its subsidiaries (other than ENLC, the Partnership and their respective subsidiaries), on the other hand, at any time when Devon and its subsidiaries (other than ENLC, the Partnership and their respective subsidiaries) collectively own less than 20% of the outstanding limited partner interests in the Partnership, and consideration of such transaction is referred to the Conflicts Committee of the Board (the “Conflicts Committee”), then any written materials prepared by or for the Conflicts Committee will be made available on a confidential basis to the Investor Designated Director.

(c)                                              In furtherance of the foregoing, EMI shall execute concurrently herewith the amendment to the Third Amended and Restated Limited Liability Company Agreement of the General Partner set forth on Exhibit A attached hereto.  After the date hereof, EMI and the General Partner shall not amend, and shall not permit the amendment of, the limited liability agreement of the General Partner in any manner that would, or would be reasonably likely to, have an adverse effect on the board representation rights granted to the Investor under this Agreement; provided, however, that any increase or reduction in the size of the Board shall be deemed not to have any such adverse effect.

(d)                                             Upon the occurrence of a Designation Right Termination Event, the right of the Investor to designate an Investor Designated Director shall terminate and the Investor Designated Director then serving on the Board, promptly upon (and in any event within two Business Days following) receipt of a request from a majority of the other directors then serving on the Board or EMI, as the sole member of the General Partner, shall resign as a member of the Board. If the Investor Designated Director does not resign upon such request, then a majority of the other directors then serving on the Board or EMI, as the sole member of the General Partner, may remove the Investor Designated Director as a member of the Board.  At all times while an Investor Designated Director is serving as a member of the Board, and following any such Investor Designated Director’s resignation, removal or other cessation as a director of the Board, each Investor Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(e)                                              The EnLink Entities shall purchase and maintain (or reimburse the Investor Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Investor Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Investor Designated Director in connection with the EnLink Entities’ activities or such Investor Designated Director’s activities on behalf of the EnLink Entities, regardless of whether the EnLink Entities would have the power to indemnify such Investor Designated Director against such liability under the provisions of the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (as it may be amended from time to time) or the Third Amended and Restated Limited Liability Company Agreement of the General Partner (as it may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that provided to independent members of the Board and each Investor Designated Director shall be entitled to all rights to insurance as are then made available to any other member (or former member, as applicable) of the Board by the EnLink Entities.

(f)                                               For the purposes of this Agreement, a “Designation Right Termination Event” shall occur on the earliest to occur of (i) the Purchaser and its Affiliates holding a number of Series B Preferred Units, Conversion Units and Additional Conversion Units that is less than 25% of the number of Series B Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement, (ii) such time as the sum of (A) the number of Common Units into which the Series B Preferred Units collectively held by the Purchaser and its Affiliates are convertible and (B) the aggregate number of Conversion Units and Additional Conversion Units which are then collectively held by the Purchaser and its Affiliates represent less than 7.5% of the Common Units then outstanding and (iii) the Purchaser ceasing to be an Affiliate of TPG Capital, L.P. (“TPG”).  For purposes of this Section 1(f), each of the limited partners of the Purchaser as of the date hereof and each of their respective Affiliates will be deemed to be Affiliates of the Purchaser. For so long as the Purchaser has the right to appoint an Investor Designated Director pursuant to this

Section 1, the General Partner shall invite the Investor Designated Director to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, the Compensation Committee, any pricing committee established for an offering of securities by the Partnership and any committee established to deal with conflicts with the Purchaser or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Investor Designated Director copies of all notices, minutes, consents and other materials that it provides to such committee members.

(g)                                              The option and right to appoint an Investor Designated Director granted to the Investor by the Partnership under this Section 1 may not be transferred or assigned by the Investor; provided, however, that the Investor may assign all (but not less than all) of its rights under Section 1 to any Affiliate of TPG without the prior written consent of the Partnership.  Any such permitted assignee, upon and after such assignment, shall be considered the Investor for all such applicable purposes under this Agreement.

Section 2.                   Miscellaneous.

(a)                                             Notwithstanding anything herein to the contrary, all measurements and references related to Common Unit, Series B Preferred Unit or Conversion Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, unit re-combinations, unit distributions and the like.

(b)                                             This Agreement, the other Transaction Documents and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto, in respect of the subject matter contained herein and therein. There are no, and neither the Partnership nor the Investor has relied upon, restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Transaction Documents with respect to the rights and obligations of the Partnership, the Investor or any of their respective Affiliates hereunder or thereunder, and each of the Partnership and the Investor expressly disclaims that it is owed any duties or is entitled to any remedies not expressly set forth in this Agreement or in the other Transaction Documents.  This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof.

(c)                                              All notices and demands provided for hereunder shall be in writing and shall be given as provided to in Section 8.06 of the Purchase Agreement (with notices and demands to (i) any of the EnLink Entities to be sent care of the Partnership and (ii) to the Investor to be sent care of the Purchaser).

(d)                                             Section and Exhibit references herein refer to sections of, or exhibits to, this Agreement, unless otherwise specified.  All Exhibits to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Investor under this Agreement, such action shall be in such Investor’s sole discretion, unless otherwise specified in this Agreement. Any reference in this Agreement to $ shall mean U.S. dollars.  If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect, and shall be construed so as to effect the original intent of the parties as closely as possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  Words such as “herein,” hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision of this Agreement in which such words appear, unless the context otherwise requires.  Section headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(e)                                              This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.

(f)                                               Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(g)                                              Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement to the fullest extent permitted by applicable law.

(h)                                             No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(i)               Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or the Investor from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any EnLink Entity in any case shall entitle such EnLink Entity to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(j)                                                This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(k)                                             This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, and, solely with respect to Section 1(d), each Investor Designated Director. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.  Except as expressly provided in Section 1(g), neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

(l)               Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

(m)                                         Each party hereto acknowledge that each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that each other party shall be entitled to seek specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

(n)                                             Each of the parties hereto agrees that, from time to time and without further consideration, it shall execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

(o)                                             For the avoidance of doubt, each Investor Designated Director shall be entitled to and may have business interests and engage in business activities in addition to those relating to the EnLink Entities, including business interests and activities in direct competition with the EnLink Entities. None of the EnLink Entities shall have any rights by virtue of this Agreement in any business ventures of any Investor Designated Director.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

ENLINK ENTITIES

ENLINK MIDSTREAM PARTNERS, LP

By:	EnLink Midstream GP, LLC,
its general partner

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	Executive Vice President and Chief Financial Officer

ENLINK MIDSTREAM GP, LLC

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	Executive Vice President and Chief Financial Officer

ENLINK MIDSTREAM, INC.

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Board Representation Agreement

Investor

TPG VII MANAGEMENT, LLC

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

Signature Page to Board Representation Agreement

EXHIBIT A

[See attached]

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ENLINK MIDSTREAM GP, LLC

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENLINK MIDSTREAM GP, LLC (this “Amendment”), dated as of January 7, 2016, is by and among EnLink Midstream, Inc., a Delaware corporation (the “Member”) and the sole member of EnLink Midstream GP, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).

WHEREAS, pursuant to the terms of that certain Board Representation Agreement, dated as of the date hereof, among the Sole Member, the Company, EnLink Midstream Partners, LP and TPG VII Management, LLC, the Member desires to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

Section 1.                   Amendment.

(a)                                             Section 5.02 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.02                                                Number; Qualification; Tenure.  The number of directors constituting the Board (the “Directors”) shall initially be 11, unless otherwise increased or decreased from time to time by the Member or pursuant to a resolution adopted by the Directors; provided, however, that the number of Directors shall not be less than two.  Except as provided in the next succeeding sentence, each such director shall be elected or approved by the Member and shall serve as a Director of the Company until his or her death or removal from office or until his or her successor is elected and qualified.  One director (the “Investor Designated Director”) shall be elected or approved pursuant to that certain Board Representation Agreement, dated as of January 7, 2016, to which the Company and the Member are parties (the “Board Representation Agreement”) and shall serve until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided, however, that upon the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the director then serving as the Investor Designated Director may be removed by, and will resign upon the request of, the Member or the determination of a majority of the other Directors.

As of the date of Amendment No. 1 to this Agreement, the Directors of the Company are Barry E. Davis, John Richels, Thomas L. Mitchell, David A. Hager, Darryl G. Smette, Mary P. Ricciardello, Scott A. Griffiths, Leldon E. Echols, Kyle D. Vann, Tony D. Vaughn and Christopher Ortega.

(b)                                             Section 5.08 of the LLC Agreement is hereby amended by adding the following proviso at the end of the last sentence of such Section:

; provided, however, that prior to a Designation Right Termination Event (as defined in the Board Representation Agreement) any vacancy by the Investor Designated Director shall be filled only as provided in the Board Representation Agreement.

(c)                                              Section 5.10 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.10                                                Removal.  Any Director or the entire Board may be removed, with or without cause, by the Member; provided, however, until the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Investor Designated Director shall be removed only as provided in the Board Representation Agreement.

Section 2.                   Ratification of LLC Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 3.                   Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

MEMBER:

ENLINK MIDSTREAM, INC.

By:
	Name:	Michael J. Garberding
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC]